Reg. S-K

Item 601

Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement Nos. 333-209122 and 333-229396 on Form S-3 and Registration Statement Nos. 333-225027, 333-224221, 333-215556, 333-53046, 333-64284, 333-70609, 333-74312, 333-75612, 333-101662, 333-164961, 333-164959, 333-164958, 333-111614, 333-179855, 333-194948 and 333-203130 on Form S-8 of our reports dated February 23, 2019, relating to the consolidated financial statements and financial statement schedules of Berkshire Hathaway Inc., and the effectiveness of Berkshire Hathaway Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Berkshire Hathaway Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Omaha, Nebraska
February 23, 2019